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                                                                    Exhibit 99.1


                          [LETTERHEAD OF COUNTY SEAT]


FOR IMMEDIATE RELEASE

CONTACT:
Brett Forman                            Sue Wasudev (financial community)
Executive Vice President                Ellen Paz (media community)
County Seat Stores                      Citigate Dewe Rogerson Inc.
(212) 714-4810                          (212) 688-6840

                  COUNTY SEAT STORES FILES FOR REORGANIZATION
               WITH $75 MILLION OF DEBTOR-IN-POSSESSION FINANCING

                    STORES ARE OPEN FOR BUSINESS AS USUAL


NEW YORK, JANUARY 22, 1999 - County Seat Stores, Inc. announced today that it and CSS Trade Names, Inc. a wholly-owned subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The filings, which were made in the United States Bankruptcy Court for the Southern District of New York, will enable the company to conduct business as usual under protection of the Court while it develops a plan to reduce and reorganize its debt and strengthen its financial position.

County Seat also announced that it has obtained a $70 million debtor-in-possession financing commitment, including a $50 million sub-limit for letters of credit, from BankBoston Retail Finance Inc. The company has also received an additional $5 million debtor-in-possession financing commitment from BackBay Capital Funding, L.L.C. Upon court approval, these financings will enable the company to meet future inventory needs and fulfill obligations associated with operating its business, including payroll and prompt payment for merchandise received subsequent to the filing.

"The decision to file was a difficult one," said Brett Forman, Chief Operating Officer of County Seat Stores. "We believe that, notwithstanding the severe liquidity problems that we have encountered over the past few months. County Seat's business and future prospects remain fundamentally strong."

He continued, "We are confident that, with the liquidity provided by the $75 million of debtor-in-possession financing facilities and the breathing room that court protection under Chapter 11 will afford, County Seat will ultimately emerge from Chapter 11 a stronger company."


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COUNTY SEAT STORES
PAGE 2

The company has been unable to overcome severe liquidity problems relating, in large part, to an approximate 12% decline in same-stores sales for the 1998 third-quarter. The company encountered significant disruptions in the flow of merchandise as a result of problems with the installation and integration of a new management information system (MIS) and the relocation of the company's distribution center from Minnesota to Baltimore.

To insure that stores had fall and winter merchandise on a timely basis, the company was forced to stop shipping spring and summer merchandise earlier than planned, to significantly discount merchandise to make room in the stores for fall and winter merchandise, and to ship fall and winter merchandise earlier than planned. The financial results for the company's third quarter created defaults and limited availability under the company's working capital facility. While the company attempted to alleviate liquidity problems by raising funds through a private offering of new debt and or equity securities during the latter part of 1998, the required amount of new funds could not be obtained.

"We believe that we have identified and substantially rectified the problems associated with our management information system and the relocation of our distribution center," Forman said. "Additionally, in October 1998, we instituted a new merchandising strategy based on a maximum price point of $14.99 for most of the company's merchandise. We have already seen positive results from these steps. Comparable sales for the months of October through December 1998 increased by 7.4%."

County Seat is among the nation's largest mall-based specialty retailers of casual apparel, operating 418 stores in 41 states in the eastern, midwestern and southern regions of the United States, including 375 County Seat stores, 15 County Seat Outlet stores, 22 Levi's Outlet stores and six Old Farmer's Almanac General stores. The company reported in its Form 10-Q for the quarter ended October 31, 1998, that Levi Strauss & Co. had terminated its license pursuant to which the company operated its Levi Outlet stores and the company had entered into a non-binding letter of intent to sell the assets associated with those stores to a third party. While that third party has recently expressed the intention of not going forward at this time, negotiations are continuing. If a definitive agreement can be reached, the company intends to seek expedited Bankruptcy Court approval of that sale. If an agreement cannot be reached, the company intends to proceed on an expedited basis to dispose of its Levi's Outlet stores.

ALL FORWARD LOOKING STATEMENTS MADE BY THE COMPANY INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON FACTORS BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THE COMPANY'S FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY DOES NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED THEREIN WILL NOT BE REALIZED.